Exhibit 99

VIACOM INCREASES QUARTERLY CASH DIVIDEND

NEW YORK, May 21, 2014 – Viacom Inc. (NASDAQ: VIAB and VIA) today announced that its Board of Directors has approved an increase in its quarterly dividend to $0.33 per share of Class A and B common stock from $0.30 per share.

The increase will take effect beginning with Viacom’s next quarterly dividend, payable on July 1, 2014 to stockholders of record at the close of business on June 13, 2014.

Viacom President and CEO Philippe Dauman said, “As we increase investment in content and build our business worldwide, we remain committed to also returning significant capital directly to our shareholders. Viacom’s financial strength and ongoing operational discipline allow us to deliver on this commitment, through our ongoing share buyback and dividend program.”

About Viacom
Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form video, apps, games, consumer products, social media and other entertainment content for audiences in more than 160 countries and territories. Viacom’s media networks, including MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, Comedy Central, TV Land, SPIKE, Tr3s, Paramount Channel and VIVA, reach approximately 700 million households worldwide. Paramount Pictures, America’s oldest film studio, is a major global producer and distributor of filmed entertainment.

For more information about Viacom and its businesses, visit www.viacom.com. Keep up with Viacom news by following Viacom's blog at blog.viacom.com and Twitter feed at www.twitter.com/Viacom.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of our programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in our markets and on consumer behavior; competition for audiences and distribution; the impact of piracy; economic conditions generally, and in advertising and retail markets in particular; fluctuations in our results due to the timing, mix and availability of our motion pictures and other programming; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2013 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on our website at http://www.viacom.com.

Contacts
Press:	Investors:
Jeremy Zweig	James Bombassei
Vice President, Corporate Communications	Senior Vice President, Investor Relations
jeremy.zweig@viacom.com	james.bombassei@viacom.com

Pamela Yi
212-846-7581
pamela.yi@viacom.com

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